Boyle CPA, LLC

Certified Public Accountants & Consultants

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Hammer Fiber Optics Holdings Corp. (the “Company”) on Form S-1 of our report dated January 24, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the balance sheets as of July 31, 2019, and the statements of operations, stockholders' equity (deficit) and cash flows for the year ended July 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ

January 24, 2020

361 Hopedale Drive SEP (732) 822-4427

Bayville, NJ 08721F (732) 510-0665